Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-226110) and Registration Statement (Form S-8 No. 333-226110) pertaining to the 2017 Equity Incentive Plan, Registration Statement (Form S-8 No. 333-231103) pertaining to the 2019 Equity Incentive Plan, Amendment No. 1 to Registration Statement (Form F-3 No. 333-231812) and Registration Statement (Form F-3 No. 333-231812), and Registration Statement (Form S-8 No. 333-237846) pertaining to the 2020 Equity Incentive Plan of CLPS Incorporation of our report dated October 22, 2020, with respect to the consolidated financial statements of CLPS Incorporation, included in this Annual Report (on Form 20-F) for the year ended June 30, 2020.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

October 22, 2020